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                                                                    Exhibit 10.5



                   FORM OF EMPLOYEE BENEFITS AND COMPENSATION
                                MATTERS AGREEMENT


     AGREEMENT, dated as of [May ___], 2002 (the "Agreement"), by and between The St. Paul Companies, Inc. ("St. Paul"), a Minnesota corporation, and USF&G Family Insurance Company ("USF&G Family" (to be renamed Platinum Underwriters Reinsurance Inc. on or prior to the Closing Date)).

     WHEREAS, St. Paul intends, contingent upon the closing of an initial public offering (the "PUBLIC OFFERING") of the Company's common shares, par value $0.01 per share and the transactions contemplated in the Formation and Separation Agreement between St. Paul and Company, dated as of ____ __, 2002 (the "Formation Agreement"), to transfer to Company the majority of its St. Paul Re division's reinsurance business; and

     WHEREAS, St. Paul and USF&G Family wish to provide for the allocation of assets and liabilities and certain other matters with respect to employee benefit plans, executive compensation plans and certain other employee plans and arrangements in connection with the Public Offering.

     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Unless otherwise defined in this Agreement, capitalized terms shall have the meaning as defined in the Formation Agreement. As used in this Agreement, the following terms shall have the following meanings:

     1.1 "Affiliate" of any person or entity means any corporation, partnership, proprietorship or business entity which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such person or entity.

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     1.2 "Business Employee" means each employee of St. Paul Re, Inc. and any other employee or independent contractor of St. Paul or its Affiliates who is dedicated to the conduct of the Business, but excluding any employees or independent contractors based in the United Kingdom.

     1.3 "Closing" shall be as defined in the Formation Agreement.

     1.4 "Closing Date" shall be as defined in the Formation Agreement.

     1.5 "Code" means the Internal Revenue Code of 1986, as amended.

     1.6 "Company" means Platinum Underwriters Holdings, Ltd.

     1.7 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.8 "Existing Retention Obligations" means those retention obligations that have arisen from letter agreements between St. Paul Companies, Inc. and USF&G Family Transfer Employees listed on Schedule 1.8.

     1.9 "Public Offering Date" means the date of the closing of the Public Offering.

     1.10 "St. Paul Cash Balance Plan" means the portion of the St. Paul Pension Plan that provides for benefit accrual based on the cash balance formula.

     1.11 "St. Paul Employee" means each employee of St. Paul or any of its Affiliates, including but not limited to the Business Employees.

     1.12 "St. Paul Enhanced Severance Program" means the St. Paul Companies, Inc. Enhanced Severance Program.

     1.13 "St. Paul Executive Retirement Plan" means the portion of the St. Paul SERP that provides benefits which would have been provided under the St. Paul Pension Plan if not for limitations imposed by the Code.

     1.14 "St. Paul Executive Savings Plan" means the portion of the St. Paul SERP that provides benefits which would have been provided under the St. Paul 401(k) Plan and the St. Paul Stock Ownership Plan if not for limitations imposed by the Code.


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     1.15 "St. Paul 401(k) Plan" means the St. Paul Companies, Inc. Savings Plus
Plan.

     1.16 "St. Paul Global Stock Option Plan" means the St. Paul Companies Inc. Global Stock Option Plan.

     1.17 "St. Paul Pension Plan" means the St. Paul Companies, Inc. Employees' Retirement Plan.

     1.18 "St. Paul Restricted Shares" means restricted stock granted under the St. Paul Stock Incentive Plan.

     1.19 "St. Paul Retiree Health Plan" means the St. Paul Companies, Inc. Retiree Health Plan.

     1.20 "St. Paul SERP" means the St. Paul Companies, Inc. Benefit Equalization Plan, as amended.

     1.21 "St. Paul Stock Incentive Plan" means the St. Paul Companies, Inc., Amended and Restated 1994 Stock Incentive Plan.

     1.22 "St. Paul Stock Ownership Plan" means the St. Paul Companies, Inc. Stock Ownership Plan.

     1.23 "St. Paul Traditional Plan" means the means the portion of the St. Paul Pension Plan that provides for benefit accrual based on the original defined benefit formula provided under the St. Paul Pension Plan.

     1.24 "St. Paul Stock Options" means stock options granted under the St. Paul Stock Incentive Plan and the St. Paul Global Stock Option Plan.

     1.25 "Transfer Date" shall be defined in Article II hereof.

     1.26 "USF&G Family 401(k) Plan" shall have the meaning set forth in Section
3.1 hereof.

     1.27 "USF&G Family Transfer Employee" means each Business Employee who becomes an employee of USF&G Family in accordance with Article II hereof.


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                                   ARTICLE II
                                   EMPLOYMENT

     St. Paul and USF&G Family shall use their reasonable best efforts so that, effective on the day immediately following the Closing Date (the "Transfer Date"), the Business Employees listed on Schedule 2 become employees of USF&G Family.

                                   ARTICLE III
                                RETIREMENT PLANS

     3.1 USF&G FAMILY 401(k) PLAN.

          (a) IN GENERAL. As soon as practicable on or after the Transfer Date, USF&G Family shall establish a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the "USF&G Family 401(k) Plan") for the benefit of the USF&G Family Transfer Employees and shall take, or cause to be taken, all necessary and appropriate action to allow each eligible USF&G Family Transfer Employee to participate in the USF&G Family 401(k) Plan.

          (b) SERVICE CREDIT. The employment of each USF&G Family Transfer Employee with St. Paul or any of its Affiliates shall be treated as employment with USF&G Family for purposes of eligibility and vesting under the USF&G Family 401(k) Plan to the extent such employees were credited with such employment under the St. Paul 401(k) Plan.

          (c) ROLLOVER. Provided that the parties are reasonably satisfied, consistent with the regulations under Section 401(a)(31) of the Code, that the other party's applicable plan meets the requirements for qualification under
Section 401(a) of the Code, USF&G Family shall cause the USF&G Family 401(k) Plan to accept the rollover of "eligible rollover distributions" (as defined in Section 401(a)(31) of the Code) (including outstanding USF&G Family Transfer Employee loans) from the St. Paul 401(k) Plan and the St. Paul Stock Ownership Plan with respect to USF&G Family Transfer Employees in accordance with USF&G Family's rollover procedures. St. Paul shall have no liability with respect to the St. Paul 401(k) Plan or the St. Paul


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Stock Ownership Plan account balances of USF&G Family Transfer Employees that are rolled over to the USF&G Family 401(k) Plan, other than any liabilities that arise out of any act or omission of St. Paul or any of its Affiliates prior to the rollover.

     3.2 ST. PAUL 401(k) PLAN.

          (a) IN GENERAL. St. Paul has previously established the St. Paul 401(k) Plan and the St. Paul Stock Ownership Plan for the benefit of the St. Paul Employees.

          (b) MATCHING CONTRIBUTIONS. St. Paul shall contribute to the St. Paul 401(k) Plan and St. Paul Stock Ownership Plan, for the account of each USF&G Family Transfer Employee who is a participant in the St. Paul 401(k) Plan or the St. Paul Stock Ownership Plan immediately prior to the Transfer Date, employer matching contributions under the St. Paul 401(k) Plan and the St. Paul Stock Ownership Plan through the earlier of June 30, 2002 and the Transfer Date in accordance with the otherwise applicable terms of the St. Paul 401(k) Plan and the St. Paul Stock Ownership Plan. The account balances for matching contributions of all USF&G Family Transfer Employees under the St. Paul 401(k) Plan and the St. Paul Stock Ownership Plan will fully vest upon the Transfer Date.

          (c) PERFORMANCE SHARES. Performance Shares held for the account of each USF&G Family Transfer Employee who is a participant in the St. Paul Stock Ownership Plan immediately prior to the Transfer Date will fully vest upon the Transfer Date. USF&G Family Transfer Employees will not be eligible to receive Performance Share allocations under the St. Paul Stock Ownership Plan for 2002.

     3.3 ST. PAUL PENSION PLAN.

          (a) IN GENERAL. St. Paul has previously established the St. Paul Pension Plan for the benefit of the St. Paul Employees.

          (b) USF&G FAMILY TRANSFER EMPLOYEES' ACCRUED BENEFITS. Each USF&G Family Transfer Employee who is a participant in the St. Paul Pension Plan as of the Transfer Date and who is (i) within two years of satisfying the minimum retirement eligibility


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requirements of the St. Paul Pension Plan (i.e. being 55 years of age and having
10 years of service or being 62 years of age with one year of service credit) or
(ii) is at least 50 years old and has a minimum of 20 years of credited service under the St. Paul Pension Plan, shall receive additional age and service credit under the St. Paul Pension Plan for service provided to USF&G Family and its Affiliates following the Transfer Date as if such service had been with St. Paul in an amount equal to only the amount of additional age and service credit each such USF&G Family Transfer Employee needs to meet the minimum retirement eligibility requirements under the St. Paul Pension Plan. Provided that the parties are reasonably satisfied, consistent with the regulations under Section 401(a)(31) of the Code, that the other party's applicable plan meets the requirements for qualification under Section 401(a) of the Code, USF&G Family shall cause the USF&G Family 401(k) Plan to accept the rollover of "eligible rollover distributions" (as defined in Section 401(a)(31) of the Code), including amounts credited for retiree medical under the St. Paul Cash Balance Plan, from the St. Paul Pension Plan with respect to USF&G Family Transfer Employees in accordance with USF&G Family's rollover procedures.

     3.4 ST. PAUL RETIREE HEALTH PLAN. Each USF&G Family Transfer Employee who is (i) within two years of satisfying the minimum eligibility requirements for retiree health or life insurance benefits in accordance of the terms of the St. Paul Retiree Health Plan, or (ii) is at least 50 years old and has a minimum of 20 years of credited service under the St. Retiree Health Plan shall receive additional age and service credit under the St. Paul Retiree Health Plan for service provided to USF&G Family and its Affiliates following the Transfer Date as if such service had been with St. Paul in an amount equal to only the amount of additional age and service credit each such USF&G Family Transfer Employee needs to meet the minimum eligibility requirements under the St. Paul Retiree Health Plan. Upon retirement from USF&G Family and its Affiliates, each such USF&G Family Transfer Employee who is eligible to receive retiree health and life insurance benefits under the St. Paul Retiree Health Plan shall receive such


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benefits, if any, in accordance with the terms of the St. Paul Retiree Health
Plan as in effect for St. Paul Employees as of the date of such employee's retirement from USF&G Family and its Affiliates. Nothing in this Section 3.4 shall limit the ability of St. Paul to amend, suspends or terminate the St. Paul Retiree Health Plan.

                                   ARTICLE IV
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

     4.1 ST. PAUL SERP.

          (a) IN GENERAL. St. Paul has previously established the St. Paul SERP for the benefit of certain employees of St. Paul.

          (b) ADDITIONAL AGE AND SERVICE CREDIT. Each USF&G Family Transfer Employee who is a participant in the St. Paul Executive Retirement Plan as of the Transfer Date and who is (i) within two years of satisfying the minimum retirement eligibility requirements of the St. Paul SERP or (ii) is at least 50 years old and has a minimum of 20 years of credited service under the St. Paul SERP shall receive additional age and service credit under the St. Paul Executive Retirement Plan for service provided to USF&G Family and its Affiliates following the Transfer Date as if such service had been with St. Paul in an amount equal to only the amount of additional age and service credit each such USF&G Family Transfer Employee needs to meet the minimum retirement eligibility requirements under the St. Paul Executive Retirement Plan.

          (c) USF&G FAMILY TRANSFER EMPLOYEES' VESTED BENEFITS. Each USF&G Family Transfer Employee who is a participant in the St. Paul SERP as of the Transfer Date shall receive a payout of such employee's vested St. Paul SERP benefit in accordance with the terms of the St. Paul SERP.


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                                    ARTICLE V
       ST. PAUL STOCK INCENTIVE PLAN AND ST. PAUL GLOBAL STOCK OPTION PLAN

     5.1 TRANSFER OF EMPLOYMENT. For purposes of the St. Paul Stock Incentive Plan and the St. Paul Global Stock Option Plan, transfer of a USF&G Family Transfer Employee's employment from St. Paul to USF&G Family shall constitute a termination of employment without Cause (as such term is defined in the relevant stock option plan) as of the Transfer Date.

     5.2 STOCK OPTIONS. All St. Paul Stock Options held by USF&G Family Transfer Employees that are vested as of the Transfer Date will be exercisable in accordance with their terms and the relevant stock option plan. All St. Paul Stock Options held by USF&G Family Transfer Employees that are unvested as of the Transfer Date will terminate as of such date; and each such USF&G Family Transfer Employee will be entitled to receive, for each unvested St. Paul Stock Option that otherwise would have vested during the period from the Transfer Date through the second anniversary of the Transfer Date, a cash payment on each date such St. Paul Stock Option otherwise would have vested equal to (i) the number of shares subject to such employee's St. Paul Stock Options that otherwise would have vested on such vesting date, multiplied by (ii) the value per share of each such option, determined based on the excess of the closing price of the St. Paul common stock on the New York Stock Exchange on the Transfer Date, over the exercise price of the option, provided such USF&G Family Transfer Employee is still employed by USF&G Family or one of its Affiliates as of each such vesting date. The foregoing cash payments shall be made by USF&G Family, and St. Paul shall reimburse USF&G Family for the amounts of such payments within thirty (30) days following written notice from USF&G Family.


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     5.3 RESTRICTED SHARES. The restrictions on all St. Paul Restricted Shares held by USF&G Family Transfer Employees that otherwise would have lapsed during the period from the Transfer Date through the first anniversary of the Transfer Date, shall lapse immediately prior to the Transfer Date. Effective as of the Transfer Date, all St. Paul Restricted Shares held by USF&G Family Transfer Employees shall terminate as of such date and shall be of no further force and effect.

                                   ARTICLE VI
                                 OTHER BENEFITS

     6.1 CONTINUATION OF COVERAGE. Effective for the period from the Transfer Date through December 31, 2002 (the "Continuation Coverage Period"), each USF&G Family Transfer Employee and each other employee of USF&G Family hired after the Transfer Date, together with dependents thereof, shall continue to be covered by St. Paul's employee welfare and fringe benefit plans listed on Schedule 6.1 (collectively, "Welfare Plans") on the same basis as if their employment with USF&G Family and its Affiliates was continued employment with St. Paul (including for purposes of co-payments and deductibles). Effective January 1, 2003, each USF&G Family Transfer Employee, together with dependents thereof, shall cease to be covered by the Welfare Plans and shall be eligible to participate in USF&G Family's employee welfare and fringe benefit plans, including but not limited to plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance and disability coverage (collectively, "USF&G Family Welfare Plans").

     6.2 COST ALLOCATION OF CONTINUATION COVERAGE. USF&G Family shall be responsible for the costs of providing continuation coverage to eligible USF&G Family Transfer Employees under the Welfare Plans during the Continuation Coverage Period (including, but not limited to the costs of providing such benefits and certain administrative costs) solely in accordance with the terms of a letter agreement (the "Letter Agreement") to be entered into between St. Paul and


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USF&G Family as soon as practicable following the date on which the Formation
Agreement is entered into.

     6.3 CERTAIN HEALTH PLAN PROVISIONS. Any pre-existing condition and actively at work requirements in any of the USF&G Family Welfare Plans that are medical, dental or health plans shall be waived with respect to eligible USF&G Family Transfer Employees, to the extent such conditions and requirements were not applicable to each such employee immediately prior to January 1, 2003.

     6.4 VACATION. Any earned, but not taken, vacation time and other paid time off with St. Paul of each USF&G Family Transfer Employee shall become the responsibility of USF&G Family effective as of the Transfer Date, and St. Paul shall cease to have any liability in respect thereof.

     6.5 2002 BONUSES. As soon as practicable following the date that the 2002 annual bonuses, if any, are paid by St. Paul to St. Paul Employees, St. Paul shall reimburse USF&G Family an amount equal to the annual bonus each of the USF&G Family Transfer Employees set forth on Annex A (attached hereto) would have been eligible to receive based on actual St. Paul performance based on 100% of 2001 bonus targets and prorated for the period from January 1, 2002 through the Transfer Date, provided such USF&G Family Transfer Employee is employed by USF&G Family on the date that 2002 annual bonuses are paid to St. Paul Employees.

     6.6 ENHANCED SEVERANCE PROGRAM. Prior to the Transfer Date, USF&G Family shall adopt the St. Paul Enhanced Severance Program and shall keep such plan in effect for the benefit of all USF&G Family Transferred Employees for the period from the Transfer Date until ninety (90) days following the Transfer Date. St. Paul will remain liable for the expense of any USF&G Family Transferred Employees terminated by USF&G Family during such 90-day period, in accordance with the terms of the St. Paul Enhanced Severance Program and based on each such USF&G Family Transferred Employee's accrued service and salary through the Transfer Date. St. Paul shall keep in effect for the period from the Transfer Date until 90 days


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following the Transfer Date the St. Paul Enhanced Severance Program for all
Business Employees who do not become USF&G Transfer Employees.

     6.7 EXISTING RETENTION OBLIGATIONS. St. Paul agrees to honor, assume and to continue to be liable for all Existing Retention Obligations and agrees to recognize under the Existing Retention Obligations all service provided to USF&G Family and its Affiliates following the Transfer Date.

     6.8 PAYROLL SERVICES. Effective for the period from the Transfer Date through December 31, 2002, St. Paul shall provide USF&G Family with payroll processing, payroll deduction, tax withholding, and year end tax reporting for the USF&G Family Transfer Employees and USF&G Family shall be responsible for all costs of such services in accordance with the terms of the Letter Agreement and the Master Services Agreement.

     6.9 WITHHOLDING. St. Paul and USF&G Family shall individually and collectively make commercially reasonable efforts to avoid unnecessary duplicated federal, state or local payroll and other withholding taxes with respect to the USF&G Family Transfer Employees for 2002.

                                   ARTICLE VII
                                  MISCELLANEOUS

     7.1 CERTAIN ASPECTS. Nothing in this Agreement shall be treated as, or deemed to affect any mployee benefit plan of St. Paul's subsidiaries incorporated outside of the United States.

         7.2 ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, discussions, agreements and understandings with respect to such subject matter.

         7.3      EMPLOYEE LIABILITIES.

          (a) Except as otherwise provided herein, St. Paul shall retain all liabilities with respect to any employee benefit plan, program, policy or arrangement maintained by St.


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Paul for the benefit of the Business Employees (including the USF&G Family
Transferred Employees), any other liabilities of any nature whatsoever relating to the Business Employees (including the USF&G Family Transfer Employees) that relate to the periods prior to and including the Transfer Date, and any other liabilities of any nature whatsoever relating to the Business Employees who do not become USF&G Family Transferred Employees that relate to any period before or after the Transfer Date. Except as otherwise provided herein, St. Paul shall be responsible for any payment of (whether of severance pay or otherwise), acceleration of, forgiveness of indebtedness owing from, vesting of, distribution of, or increase in or obligation to fund, any compensation or benefits with respect to any Business Employee (including USF&G Family Transfer Employees) under any employee benefit plan, program, policy or arrangement maintained by St. Paul or its Affiliates as a result of the execution of, consummation of, and performance of the transactions contemplated in, the Formation Agreement (including the Public Offering or the Closing) (either alone or upon the occurrence of any additional or subsequent events).

          (b) Except as specifically provided in this Agreement, USF&G Family shall be responsible for any liabilities relating to the USF&G Family Transfer Employees which are incurred after the Transfer Date.

     7.4 DISPUTE RESOLUTION.

          (a) MANDATORY ARBITRATION. The parties hereto shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement and/or the provision of services hereunder, including effect, validity, breach, interpretation, performance, or enforcement (collectively, a "Dispute") to binding arbitration in New York, New York at the offices of Judicial Arbitration and Mediation Services, Inc. ("JAMS") before an arbitrator (the "Arbitrator") in accordance with JAMS' Comprehensive Arbitration Rules and Procedures and the Federal


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Arbitration Act, 9 U.S.C. ss.ss. 1 et seq. The Arbitrator shall be a former judge selected from JAMS' pool of neutrals. The parties agree that, except as otherwise provided herein respecting temporary or preliminary injunctive relief, binding arbitration shall be the sole means of resolving any Dispute. Judgment on any award of the Arbitrators may be entered by any court of competent jurisdiction.

          (b) COSTS. The costs of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award or to obtain temporary or preliminary injunctive relief as provided in paragraph (c) below, as applicable (including, without limitation, actual attorneys' fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator's decision, unless the Arbitrator shall otherwise allocate such costs in such decision.

          (c) INJUNCTIVE RELIEF. The parties hereto may seek or obtain temporary or preliminary injunctive relief in a court for any breach or threatened breach of any provision hereof pending the hearing before and determination of the Arbitrator. St. Paul hereby agrees that it shall continue to provide, or cause its Affiliates to provide, any and all services hereunder pending the hearing before and determination of the Arbitrator, it being agreed and understood that the failure to so provide may cause irreparable harm to Platinum and its Affiliates and that the putative breaching party has assumed all of the commercial risks associated with such breach or threatened breach of any provision hereof by such party.

          (d) COURTS. The parties agree that the State and Federal courts in The City of New York shall have jurisdiction for purposes of enforcement of their agreement to submit Disputes to arbitration and of any award of the Arbitrator.

     7.5 GOVERNING LAW. This Agreement shall be governed by, and construed in


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accordance with, the laws f the State of New York, without applying or giving effect to provisions relating to conflict of laws.

     7.6 NOTICES. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

                  TO ST. PAUL:

                  The St. Paul Companies, Inc.
                  385 Washington Street
                  St. Paul, Minnesota  55102

                  Attention:  General Counsel

                  TO USF&G FAMILY:

                  The address of USF&G Family's principal place of business

                  Attention:  Corporate Secretary

     7.7 AMENDMENTS. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

     7.8 SUCCESSORS AND ASSIGNS. Neither party may assign its rights or delegate any of its duties or obligations under this Agreement without the prior written consent of the other party. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     7.9 NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and their respective subsidiaries and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.


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     7.10 TITLES AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     7.11 ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render such provision unenforceable in any other jurisdiction.

     7.12 ACCESS TO INFORMATION. USF&G Family and St. Paul shall provide each other with access to information reasonably necessary in order to carry out the provisions of this Agreement (including premium reconciliation for billing and collections). As of the Transfer Date, St. Paul shall transfer to USF&G Family originals or copies of all personnel files, records and reports in respect of the USF&G Family Transfer Employees, whether in hard copy, electronic format, magnetic or other media. The parties agree that they shall be joint owners of the information and records relating to the USF&G Transfer Employees, whether they have originals or copies of the various components thereof


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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.



THE ST. PAUL COMPANIES, INC.


By: ______________________
Title:


USF&G FAMILY INSURANCE COMPANY

By: ______________________
Title:



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